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                                                                                                EXHIBIT 11

                                                    THE BEAR STEARNS COMPANIES INC.
                                            STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                               (UNAUDITED)


                                             Three-Months                             Nine-Months
                                                Ended                                    Ended
                                 -------------------------------------    -----------------------------------
                                     March 27,           March 27,            March 27,          March 27,
                                       1998                1997                 1998                1997
                                 -------------------------------------    -----------------------------------
                                                      (In thousands, except per share data)
Weighted average common and common
    equivalent shares outstanding:
         Average Common Stock
            outstanding                115,361             119,995              117,174           122,051
         Average Common Stock
            equivalents:
              Common Stock issuable
               under employee benefit
               plans                       459                 438                  460               429
              Common Stock issuable
               assuming conversion
               of CAP Units             34,265              26,499               34,265            26,499
                                 -----------------   -----------------    -----------------    --------------
Total weighted average common and
   common equivalent shares
   outstanding                         150,085             146,932              151,899           148,979
                                 =================   =================    =================    ==============

Net income                            $166,319            $165,481             $488,159          $450,442

Preferred Stock dividend
  requirements                          (9,126)             (5,929)             (20,975)          (17,899)

Income adjustment
      (net of tax) applicable
      to deferred compensation
      arrangements                      15,249               7,674               44,054            22,357
                                 -----------------   -----------------    -----------------    --------------

Adjusted net income                   $172,442            $167,226             $511,238          $454,900
                                 =================   =================    =================    ==============

Earnings per share                    $   1.15            $   1.14             $   3.37          $   3.05
                                 =================   =================    =================    ==============
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